amended and restated SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”) is made as of this 10th day of November, 2011 (“Effective Date”) by and between Exchange Traded Concepts, LLC (formerly FaithShares Advisors, LLC and Veritas Funds Advisors, LLC) (“Advisor”), a limited liability company organized under the laws of Oklahoma, and SEI Investments Distribution Co., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SIDCO”).

WHEREAS, the Advisor serves as investment advisor to Exchange Traded Concepts Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware and comprised of a number of series of securities, each series representing a portfolio of securities (each a “Fund” and collectively the “Funds”) as set forth on Exhibit A attached hereto, as amended from time to time;

WHEREAS, the Advisor intends to retain one or more sub-advisors to serve as sub-advisor to the Funds and each such sub-advisor shall become a party to this Agreement and shall be deemed to be the “Advisor” as such term is used herein solely with respect to the Fund or Funds for which it acts as sub-advisor upon execution of a New Sub-Advisor Addendum, substantially in the form attached hereto as Exhibit A-I;

WHEREAS, the Advisor and SIDCO desire to enter into this Agreement pursuant to which SIDCO will perform certain services for the Advisor with respect to shares of beneficial interest (“Shares”) of the Funds; and

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.	Services provided by SIDCO.

1.01.	Services. The Advisor hereby retains SIDCO to provide, and SIDCO agrees to provide, certain trade order processing services on behalf of the Funds for the term and subject to the provisions hereof. SIDCO will provide trade order processing to the Funds in accordance with its then current trade order processing policies and procedures (the “Services”), a current copy of which will be provided to the Advisor upon request.

1.02.	Modifications to the Services. In the event that the Advisor desires to implement any changes related to the Services set forth herein (including, without limitation, changes to the order cut-off times), the Advisor shall provide written notice of such requested changes to SIDCO within a reasonable period of time prior to the proposed effectiveness of such change to enable SIDCO to evaluate the impact that such change will have on SIDCO’s operating procedures, if any. SIDCO shall have no obligation to implement any requested changes to the Services. In the event that the proposed changes require modification of SIDCO’s operating procedures, SIDCO shall promptly notify the Advisor with respect to the feasibility of such modifications and, if such modifications are possible and SIDCO agrees to implement the proposed changes, of any corresponding changes to the Services or fees related to the Services.

SECTION 2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISOR

2.01.	The Advisor represents and warrants on behalf of itself and the Trust that:

2.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

2.01.02.	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

2.01.03.	it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

2.01.04.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations, including without limitation, the terms of any exemptive relief with respect to the Funds the absence of which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;; and

2.01.05.	to the extent that any representation and warranty made hereunder is pending as of the Effective Date, that each such pending representation and warranty shall be complied with upon the earlier of approval of all applicable regulatory filings required of the Trust, the Funds or the initial listing of the Funds with the New York Stock Exchange or other exchange.

2.02.	During the term of this Agreement, the Advisor hereby covenants and agrees that it shall:

2.02.01.	provide SIDCO with copies of, or access to, any documents that SIDCO may reasonably request and notify SIDCO as soon as possible of any matter materially affecting SIDCO’s performance of the Services under this Agreement;

2.02.02.	facilitate SIDCO’s receipt of a current and complete Authorized Trader Form substantially in the form attached hereto as Exhibit B and an AP Authorization Form for each Authorized Participant (defined below), substantially in the form attached hereto as Exhibit C;

2.02.03.	cause the index receipt agent, transfer agent and/or DTCC to provide SIDCO with all necessary information so that SIDCO may perform its obligations under the Agreement;

2.02.04.	support or cause each Fund’s index receipt agent and/or transfer agent to support the servicing of the shareholders; in connection therewith the index receipt agent, transfer agent or the Advisor will provide an adequate number of persons during normal business hours to respond to telephone inquiries concerning the Trust, the Funds and/or the Shares;

2.02.05.	select and identify persons who are authorized by the Advisor, consistent with applicable law and the applicable prospectus, to create and redeem Creation Units (referred to herein as, an “Authorized Participant”) and provide written notice to SIDCO in the event of a change in the status of any Authorized Participant;

2.02.06.	report to SIDCO any and all actions or inactions by any Authorized Participant that (i) fail to comply with the terms of any Authorized Participant Agreement, (ii) violate any applicable laws of any governmental authorities, including the NASD’s Conduct Rules, or (iii) violate any other agreements or procedures with which such Authorized Participant is required to comply;

2.02.07.	administer on behalf of the Funds each Fund’s creditworthiness standards for Authorized Participants, which SIDCO can assume have been satisfied before the placement of an order by an Authorized Participant and upon which SIDCO can rely without inquiry;

2.02.08.	be responsible for the costs of printing and mailing prospectuses to the New York Stock Exchange or other exchange upon which Fund Shares are listed, each Authorized Participant or any applicable agent of each Authorized Participant for the purposes of providing prospectuses to prospective Authorized Participants or purchasers of exchange traded Shares in the secondary market;

2.02.09.	verify the identity of each Authorized Participant and maintain identification verification and transactional records in accordance with the requirements of applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities;

2.02.10.	notify SIDCO promptly in writing in the event that the terms of the applicable prospectus, Authorized Participant Agreements or other applicable regulatory documents are modified in a manner that materially impacts the Services provided by SIDCO pursuant to this Agreement;

2.02.11.	prepare each prospectus and piece of sales material (“Prospectus”) with respect to a Fund in accordance with all applicable laws and regulations and ensure that no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading; and

2.02.12.	promptly notify SIDCO in the event of any changes to the representations and warranties made hereunder.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF SIDCO

3.01.	SIDCO represents and warrants that:

3.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

3.01.02.	it is a member of FINRA and agrees to abide by all of the rules and regulations of FINRA and is subject to the NASD conduct rules. SIDCO agrees to comply with all applicable federal and state laws, rules and regulations as applicable to it. SIDCO agrees to notify the Advisor immediately in the event of its expulsion or suspension by FINRA. Expulsion of SIDCO by FINRA will automatically terminate this Agreement immediately without notice. Suspension of SIDCO by FINRA will terminate this Agreement effective immediately upon written notice of termination to SIDCO from the Advisor.

3.01.03.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

3.01.04.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

SECTION 4.	Compensation; Reimbursement of Expenses.

4.01.	Advisor shall pay to SIDCO for its Services described in this Agreement the fees set forth in Exhibit D attached hereto or any New Sub-Advisor Addendum incorporated herein, such fees to be paid monthly in advance on the first day of each calendar month with the first payment to be delivered upon the date of first sale of Shares of the Fund after effectiveness of this Agreement in a prorated amount.

4.02.	The fees paid to SIDCO for the Services are exclusive of out-of-pocket costs. Advisor agrees to reimburse SIDCO for its reasonable out-of-pocket expenses incurred in providing the Services hereunder including, but not limited to, customized computer programming and development costs specifically related to the services SIDCO provides to the Advisor hereunder and at a rate of $150 per hour.

SECTION 5.	Term and Termination.

5.01.	This Agreement shall become effective as of the Effective Date and shall remain in effect through November 10, 2014 (the “Initial Term”), and thereafter shall remain in effect through the later of the date on which the last of the Funds set forth in Exhibit A ceases to exist and the end of the term specified in the last to terminate of the New Sub-Advisor Addendums. Either party may terminate this Agreement or a New Sub-Advisor Addendum in the manner and under the circumstances set forth in this Section 5.

5.02.	The Agreement or any New Sub-Advisor Addendum may be terminated by either party hereto (or with respect to any New Sub-Advisor Addendum, by the sub-advisor or SIDCO) on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least sixty days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date.

5.03.	The Agreement may be terminated by either party at any time, with or without cause upon giving ninety days prior written notice after the Initial Term and may be terminated by SIDCO at any time upon written notice after occurrence of termination of that certain Amended and Restated Distribution Agreement by and between ETC Trust and SIDCO dated November 10, 2011.

5.04.	The provisions of Sections 6, 7, 8 and 9 shall survive termination of this Agreement and continue in full force and effect.

SECTION 6.	Indemnification.

6.01.	The Advisor hereby agrees to indemnify and hold harmless SIDCO, its subsidiaries, affiliates, officers, directors, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, a "SIDCO Indemnified Party") from and against any loss, liability, cost or expense incurred by such SIDCO Indemnified Party as a result of (i) any breach of any representation, warranty, covenant or undertaking made by the Advisor in this Agreement, (ii) a failure of the Advisor to perform any obligations set forth in this Agreement (including any written procedures prepared in connection with the performance of this Agreement), (iii) any failure by the Advisor to comply with applicable laws, including any failure to comply with the terms of any exemptive relief with respect to the Trust, (iv) an action or omission of the Advisor involving bad faith, negligence or fraud by the Advisor, (v) the operation of a customer contact center or similar call center by the Advisor or one of its affiliates or agents, (vi) an Authorized Participant’s failure to initially or subsequently fulfill the Funds creditworthiness standards, (vii) the failure to apply or the inaccurate application of the Fund’s creditworthiness standards; (viii) SIDCO’s reliance on information contained in an Authorized Trader Form; or (ix) any claim by an Authorized Participant related to SIDCO’s services; provided, however, that nothing in this Section 6.01 shall protect a SIDCO Indemnified Party against any liability that the SIDCO Indemnified Party would otherwise be subject to by reason of bad faith, gross negligence or fraud in the performance of its duties hereunder.

6.02.	SIDCO shall indemnify and hold harmless the Advisor, its subsidiaries, affiliates, officers, directors, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, an “Advisor Indemnified Party”) from and against any loss, liability, cost or expense incurred by such Advisor Indemnified Party as a result of (i) any breach of any representation, warranty, covenant or undertaking made by SIDCO in this Agreement, (ii) any failure by SIDCO to perform the Services, (iii) any failure by SIDCO to comply with any applicable laws, including but not limited to the NASD Conduct Rules, or (iv) an action or omission of SIDCO involving bad faith or fraud by SIDCO; provided, however, that nothing in this Section 6.02 shall protect an Advisor Indemnified Party against any liability that the Advisor Indemnified Party would otherwise be subject to by reason of bad faith, gross negligence or fraud in the performance of its duties hereunder.

6.03.	In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against a SIDCO Indemnified Party or an Advisor Indemnified Party, as applicable (an “Indemnified Party”), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

6.04.	Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

SECTION 7.	Limitation of Liability.

SIDCO shall not be liable to the Advisor or any of its affiliates for any damages arising out of (i) activities or statements of sales or wholesaler personnel who are employed and supervised by the Advisor or its affiliates, (ii) any act or omission of the Fund’s transfer agent or index receipt agent, (iii) any act or omission hereunder unless such act or omission is the result of SIDCO’s bad faith, gross negligence or fraud in the performance of its duties hereunder, (iv) any misstatement or omission in the Trust’s registration statement, prospectus, shareholder report or other information filed or made public by the Trust or the Advisor (as amended from time to time), provided that such misstatement or omission was not made in reliance upon, and in conformity with, information furnished to the Advisor by SIDCO, (v) the operation of a customer contact center or similar call center by the Advisor or one of its affiliates or agents, (vi) mistakes or errors in data provided to SIDCO by, or interruptions or delays or communications with, any other service providers to the Trust, or (vii) actions taken pursuant to any instruction (whether written or verbal) which it reasonably believes to be genuine and to have been signed or given by the proper person or persons. Except with respect to SIDCO’s breach of its confidentiality obligations under this Agreement, bad faith or fraud when providing the Services, SIDCO’s total liability to the Advisor for damages will not exceed the lesser of (1) the amount of the monthly fees payable pursuant to this Agreement for the six months immediately preceding the date of the first claim under this Agreement, or if such event occurs during the first six months after the Effective Date, the fees paid for the month immediately preceding such event, multiplied by six and (2) $2,000,000. In no event shall SIDCO or the Advisor, their subsidiaries, affiliates or any of directors, officers, employees or agents be liable for lost profits or consequential damages under this Agreement.

SECTION 8.	Confidentiality.

During the term of this Agreement, SIDCO and the Advisor may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

For purposes of this Section 8, the term “Advisor” shall include, as applicable, the Advisor to the Trust and any sub-advisor who enters into a New Sub-Advisor Addendum.

SECTION 9.	Record Retention and Confidentiality.

SIDCO shall keep and maintain on behalf of the Advisor all books and records which SIDCO is, or may be, required to keep and maintain in connection with the Services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. SIDCO further agrees that all such books and records shall be the property of the Advisor and to make such books and records available for inspection by or upon the request of the Advisor or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relating to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

SECTION 10.	Right of Ownership.

All computer programs and procedures developed by SIDCO (or at SIDCO’s expense) to perform the Services to be provided by SIDCO under this Agreement are the property of SIDCO or its licensors, unless otherwise mutually agreed by the parties.

SECTION 11.	Return of Records.

SIDCO shall promptly upon the demand of the Advisor, turn over to the Advisor files, records and documents created and maintained by SIDCO pursuant to this Agreement which are no longer needed by SIDCO in the performance of its Services or for its legal protection. If not so turned over to Advisor, such documents and records will be retained by SIDCO for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Advisor unless the Advisor authorizes in writing the destruction of such records and documents.

SECTION 12.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to Advisor at the following address: Exchange Traded Concepts, LLC, Attention: J. Garrett Stevens, 3555 NW 58th St. Ste. 410, Oklahoma City, Oklahoma 73112; and to SIDCO at the following address: One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attention: General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section. Notices to a sub-advisor shall be sent in the manner prescribed herein to the address set forth in the applicable New Sub-Advisor Addendum.

SECTION 13.	Force Majeure.

In the event a party is hereto unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes.

SECTION 14.	Headings.

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

SECTION 15.	Sole Benefit.

This Agreement is for the sole benefit of the Advisor and SIDCO and will not be deemed to be for the direct or indirect benefit of the clients or customers of Advisor or SIDCO. The clients or customers of Advisor and SIDCO will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with SIDCO by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of such party’s clients or customers against the other party in accordance with and to the extent provided in Section 6 of this Agreement.

SECTION 16.	Entire Agreement; Amendments.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements (including without limitation the Services Agreement dated January 16, 2009 by and between Veritas Funds Advisors, LLC and SEI Global Services, Inc.), or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

SECTION 17.	Assignment.

The Advisor may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of its obligations hereunder, without the prior written consent of SIDCO, which consent shall not be unreasonably withheld or delayed. SIDCO may assign, delegate or transfer, by operation of law or otherwise, all of its rights under this Agreement to an affiliate of SIDCO upon prior written notice to the Advisor, provided that such affiliate agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement and such assignment does not relieve SIDCO of any of its obligations under this Agreement. SIDCO may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of its obligations hereunder, to any unaffiliated entity without the prior written consent of the Advisor, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

SECTION 18.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

SECTION 19.	Services Not Exclusive.

The Advisor hereby acknowledges that the services provided hereunder by SIDCO are not exclusive. Nothing herein shall be deemed to limit or restrict SIDCO’s right, or the right of any of SIDCO’s officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide services to any other investment company, including any investment company which may directly compete with or be similar to the Company.

SECTION 20.	Severability.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

SECTION 21.	Use of name.

The Advisor shall not use the name and/or any trademarks or logos of SIDCO or its affiliates in any sales, marketing or promotional materials or presentations, including, without limitation, in any registration statement, except as necessary to discuss the operational functions performed by SIDCO as principal underwriter, and except as SIDCO may expressly agree in advance and in writing.

SECTION 22.	Counterparts.

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

EXCHANGE TRADED CONCEPTS, LLC		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ J. Garrett Stevens	By:	/s/ Maxine J. Chou
Name: J. Garrett Stevens		Name: Maxine J. Chou
Title: CEO		Title: CFO & COO

Exhibit A

FUNDS

exhibit A-1

Form of New Sub-Advisor Addendum

[see attached]

yorkville etf advisors, LLC (“Sub-Advisor”)

FORM oF NEW SUB-ADVISOR ADDENDUM DATED [          ] TO

AMENDED AND RESTATED services AGREEMENT

DATED AS OF NOVEMBER 10, 2011

BETWEEN

Exchange Traded Concepts, LLC ON BEHALF OF

yorkville high income mlp etf

AND

SEI INVESTMENTS distribution co.

Relationship to Agreement:	Excepted as specifically set forth herein, defined terms used in this New Sub-Advisor Addendum shall have the meaning set forth in the Agreement. Upon executing this New Sub-Advisor Addendum, the Sub-Advisor shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto and the term “Advisor” as used in the Agreement shall, from and after the date hereof, also refer to the Sub-Advisor added pursuant to this New Sub-Advisor Addendum. In the event of a conflict between the terms set forth in this New Sub-Advisor Addendum and any terms set forth in the Agreement, the terms set forth in this New Sub-Advisor Addendum shall govern, but solely with respect to the Series Complex described herein.

Series Complex:	The Yorkville High Income MLP ETF, and any additional Fund established as a series of the Trust subsequent to the date hereof for which Yorkville ETF Advisors, LLC serves as Sub-Advisor.

Fees:	The following fees are due and payable monthly to SIDCO pursuant to Section 4 of the Agreement:

$XX per AP transaction and associated out-of-pocket expenses.

Annual CPI Increase:	The fees payable hereunder shall be subject to one annual increase at SIDCO’s discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that SIDCO shall notify the Series Complex of its intent to effectuate any such increase at least thirty days prior to the effective date of such increase.

Term:	The term of this New Sub-Advisor Addendum shall continue in effect with respect to the Series Complex for a period of three years from and after the date set forth above (the “Initial Term”). Following expiration of the Initial Term, this New Sub-Advisor Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”).

Termination:	This New Sub-Advisor Addendum may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred twenty days prior written notice; or (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least sixty days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date.

Adviser Expense Repayment:	Any and all out of pocket fees, costs, or expenses advanced by SIDCO, in its sole discretion on behalf of the Series Complex or the undersigned Sub-Adviser, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Sub-Adviser and shall be promptly repaid to SIDCO (“Repayment Obligation”). Any such Repayment Obligation of the Sub-Adviser shall survive: (i) the termination of the Agreement and this New Sub-Advisor Addendum thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

Notice to Sub-Advisor:	Name of Party or Parties: Yorkville ETF Advisors, LLC
Name of Contact:
Address: 950 Third Avenue, 23rd Floor, New York, NY 10022
Telephone No.:
Facsimile No.:
Email Address:

IN WITNESS WHEREOF, the parties hereto have executed this New Sub-Advisor Addendum by their duly authorized representatives as of the day and year first above written.

EXCHANGE TRADED CONCEPTS, LLC

BY:
Name:
Title:

SEI INVESTMENTS DISTRIBUTION CO.

BY:
Name:
Title:

AGREED TO AND ACCEPTED BY:

YORKVILLE ETF ADVISORS, LLC, Sub-Adviser to
Yorkville High Income MLP ETF

BY:
Name:
Title:

Exhibit B

Authorized Trader Form

The following are the names, titles and signatures of all persons (each an “Authorized Person” or “Authorized Trader”) authorized to give instructions relating to any trade order processing activity contemplated by this Agreement or any other notice, request or instruction on behalf of an Authorized Participant.

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

The undersigned, __________, being the ___________ of __________________., does hereby certify that the persons listed above have been duly elected or appointed to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand.

Date: ___________________

By:
Name:
Title:

exhibit c

AP AUTHORIZATION FORM

To:	[SIDCO Contact]
Fax Number (610) 676-xxxx
Telephone: (610) 676-xxxx
E-Mail: xxxxxxx@SIDCOc.com

From: ______________________________________________

Telephone Number: _________________________
Fax Number: ______________________________

Date: _____________________

Check:

Authorized Participant _____

Proposed Authorized Participant Information:

Name of Firm:

Contact Person:

Address:

Telephone Number:

CRD Number:

Please indicate the desired method of delivery:

Mail: _______

FEDEX: _______

Facsimile: ( )_________________

Signature:

Authorized Participant Representative

Exhibit d

Fees

$XX PER AP TRANSACTION AND ASSOCIATED OUT-OF-POCKET EXPENSES